Exhibit 99.1

November 18, 2014

Liberty Announces Adjustment to the Conversion Rate of Its 1.375% Cash Convertible Senior Notes Due 2023

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation ("Liberty") (Nasdaq: LMCA, LMCB and LMCK) announced today an adjustment to the conversion rate of its 1.375% Cash Convertible Senior Notes due 2023 (the "Cash Convertible Notes"). The new conversion rate is 21.0859 shares of Liberty's Series A common stock ("LMCA") per $1,000 principal amount of Cash Convertible Notes, up from the previous conversion rate of 15.7760 shares of LMCA. Liberty is adjusting the conversion rate due to the completion of the previously-announced distribution (the "Spin-Off"), as a dividend, of all of the common stock of Liberty Broadband Corporation ("Liberty Broadband") to holders of Liberty's Series A common stock, Series B common stock and Series C common stock as of 5:00 p.m., New York City time, on October 29, 2014 (the "Record Date"). In the Spin-Off, (i) holders of Liberty's Series A common stock as of the Record Date received one-fourth of a share of Liberty Broadband's Series A common stock for each share of Series A common stock held as of the Record Date, (ii) holders of Liberty's Series B common stock as of the Record Date received one-fourth of a share of Liberty Broadband's Series B common stock for each share of Series B common stock held as of the Record Date, and (iii) holders of Liberty's Series C common stock as of the Record Date received one-fourth of a share of Liberty Broadband's Series C common stock for each share of Series C common stock held as of the Record Date. The Spin-Off was effected at 5:00 p.m., New York City time, on November 4, 2014.

The adjustment to the conversion rate was made pursuant to section 12.04(c)(i) of the indenture for the Cash Convertible Notes, which applies to spin-off transactions. In accordance with section 12.04(c)(i), Liberty has adjusted the conversion rate for the Cash Convertible Notes due to the Spin-Off pursuant to the following formula:

CR = CR0	x	FMV0 + MP0 MP0

where

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off (15.7760 shares).

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off (21.0859 shares).

FMV0 = the average of the Last Reported Sale Prices of the Liberty Broadband Series A common stock over the first ten consecutive Trading Day period immediately following, and including, the Ex-Dividend Date for the Spin-Off (such period, the "Valuation Period"), divided by four (such quotient, $12.10).

MP0 = the average of the Last Reported Sale Prices of LMCA over the Valuation Period ($35.96).

The adjusted conversion rate of 21.0859 is effective immediately prior to the opening of business on November 5, 2014.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM and Atlanta National League Baseball Club, its interests in Live Nation, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420

Source: Liberty Media Corporation